Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-229783-02

Free Writing Prospectus dated November 6, 2019

$859,621,000 or $1,079,960,000

Mercedes-Benz Auto Lease Trust 2019-B
Issuer

Daimler Trust Leasing LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor, Servicer and Administrator

The depositor has prepared a preliminary prospectus dated November 6, 2019 (subject to completion) which describes the notes to be issued by the issuer.  You should review the preliminary prospectus in its entirety before deciding to purchase any of the offered notes.

Ratings

The depositor expects that the notes issued by the issuer and offered by the preliminary prospectus will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	S&P Global Ratings
Class A-2	AAA (sf)	AAA (sf)
Class A-3	AAA (sf)	AAA (sf)
Class A-4	AAA (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the offered notes receive the ratings listed above.

Joint Bookrunners

Credit Agricole Securities	BofA Securities	Wells Fargo Securities

Co-Managers

Mizuho Securities		COMMERZBANK

Daimler Trust Leasing LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Daimler Trust Leasing LLC has filed with the SEC for more complete information about the issuer, Daimler Trust Leasing LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Daimler Trust Leasing LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-807-6030.